EXHIBIT 10.20

PLUMTREE SOFTWARE, INC.
ADRIANA CHIOCCHI OFFER LETTER

Dear Adriana:

We are delighted to extend an offer to you with Plumtree Software as Vice President and General Counsel, reporting to Eric Borrmann, Chief Financial Officer. Your anticipated start date of employment is to be determined but no later than July 31, 2004.

Compensation: Your starting base salary will be $190,000 per annum, payable in accordance with the Company’s standard practices and subject to all legally required deductions. Employees presently are paid on the fifteenth and last day of each month. In addition, you are eligible to participate in the Plumtree bonus plan. Your annual bonus qualification is up to 30% of your annual base salary, and will be earned based upon achievement of goals and objectives to be discussed with your manager and subject to the then current Plumtree Bonus Plan.

Stock Options: Subject to approval by the Company’s Board of Directors, and, if applicable, the Company’s shareholders, you will receive options to purchase 140,000 shares of the Company’s common stock pursuant to the 2002 Stock Option Plan (or applicable successor plan). After twelve months of employment, 25% of such options will vest. The remaining options will vest in equal amounts thereafter, at the rate of 1/48th of such options subject to the grant per month. All such options, therefore, should vest after four years employment at the Company. The exercise price of such options will be equal to the fair market value of the Company’s common stock, which is the closing price of Plumtree’s common stock on the NASDAQ National Market on the date such options are approved by the Board of Director’s or as otherwise determined by the Board of Directors, at the next meeting of the Board of Directors following your first day of employment with Plumtree Software. If your employment ends for any reason (other than your death or disability for which a longer term may apply) the right to exercise any vested options will expire after ninety (90) days. Additionally, if your employment ends for any reason all your unvested options will immediately be cancelled. Option grant documents which will be provided to you by the Company upon the approval of your grant and the Company’s 2002 Stock Option Plan contain more details.

Change of Control:
Subject to approval by the Company’s Board of Directors and the execution and delivery of a Change of Control Addendum to your Option Grant Agreement vesting the forgoing options will be accelerated in the event of a transaction which constitutes a Change of Control of the Company as follows: 100% of your outstanding and unvested options shall be vested if, in the six months following the consummation of a Change of Control your employment is terminated without any Cause, or your base compensation or job responsibilities are materially reduced, or if the location of your employment is changed to any location other than the San Francisco Bay Area. In addition, if, in the 6 months following the consummation of a Change of Control your employment is terminated without any Cause, you will receive the equivalent of 3 months of your then current base salary and 3 months of Plumtree-paid health and welfare benefits coverage.

Benefits: The Company presently provides medical, dental and vision coverage for its employees at no additional cost. Benefit coverage begins on the date of your employment with the Company. Coverage for dependents is also available with a nominal employee contribution. In addition, the Company presently provides its employees with ESPP, 401(k), life insurance, accidental death and dismemberment and disability salary continuation insurance. A package with a benefits summary and other required forms will be provided to you on your first day of employment or mailed in advance to your home address.

Conditions of Employment: This offer of at-will employment is contingent upon: (1) your provision of accurate and complete information in the attached Employment Application and any supporting documentation; (2) your Successful Comprehensive Background Check, (release attached) including reference and conflicts checks; (3) the absence of any material change in general economic conditions or in our business structure or prospects that transpires prior to your agreed upon start date; (4) your execution and delivery to the Company of our standard Employee Invention and Proprietary Rights Assignment Agreement; (5) your written acknowledgement of all the Company’s policies and procedures as set forth in the Company’s Employee Handbook or otherwise provided to you in writing; and (6) as required by federal immigration law, your provision of documentary evidence to the Company of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your date of hire, or our employment relationship will be terminated.

We hope that you and the Company will find mutual satisfaction with your employment. All of us at Plumtree are very excited about you joining our team and look forward to a beneficial and fruitful relationship. Nevertheless, employees have the right to terminate their employment at any time, with or without cause or notice, and the Company reserves for itself an equal right. Nothing in this letter is intended to modify the at-will employment relationship and any terms of employment other than at-will employment upon the terms expressly stated herein must be approved in writing by the Chief Financial Officer of the Company.

Arbitration Agreement: In the event of any dispute or claim relating to or arising out of your employment with the Company (including, but not limited to, any claims of breach of contract, wrongful termination, harassment, or age, sex, race or other discrimination), you and the Company agree that to the extent allowable by law, all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association (the “AAA”). The AAA shall administer the arbitration in accordance with its National Employment Dispute Resolution rules, as those rules are currently in effect. Please note that you are welcome to speak with an attorney prior to signing this Arbitration Agreement, and that by accepting this Arbitration Agreement, you are waiving any right to a jury trial in any matter which the law permits to be resolved by arbitration. However, this Arbitration Agreement shall not apply to any disputes or claims by you or the Company relating to or arising out of the misuse or misappropriation of trade secrets or proprietary information. The Company will incur all of the costs of the arbitration which would not ordinarily be borne by you had you filed a lawsuit in court. Further, you and the Company agree that the prevailing party in any arbitration, or any lawsuit for the protection of trade secrets and proprietary information, shall be entitled to its attorneys’ fees and costs to the extent permissible by law.

The terms described in this letter shall be the terms of your employment and shall supersede any prior discussion, writings or commitments. Any additions or modifications would have to be in writing and signed by you and the appropriate officer of Plumtree Software, Inc. The terms of this offer may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the salaries and benefits paid to you and its other employees, as well as reporting relationships, job titles and responsibilities. Should you have any questions with regard to any of the items indicated above, please contact your manager or the Human Resources Department.

This conditional offer of employment is valid until the close of business on July 7, 2004. Kindly indicate your consent to this employment agreement by signing and returning to Human Resources the following documents: a copy of this letter, a completed employment application, the enclosed Employee Inventions and Proprietary Rights Assignment Agreement, the Authorization and Consent for Release of Information, and the New Hire Data Sheet. You may fax these documents to the Human Resources confidential fax at 415 263-8942, or you may mail them to Human Resources, Plumtree Software, 500 Sansome Street Suite 100, San Francisco, CA 94111.

Please let me know if you have any questions about this offer or the enclosed documents.

Sincerely,

Traunza Adams
Director of Human Resources

Accepted:

     /s/ Adriana Chiocchi

Adriana Chiocchi

     July 5, 2004

Date

Enclosures:
Employment Application
Employee Inventions and Proprietary Rights Assignment Agreement
Authorization and Consent for Release of Information
Benefit Summary
New Hire Data Sheet

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